Exhibit 2.1

RESOURCE AMERICA, INC. AND CVC CAPITAL PARTNERS SICAV-FIS S.A.

SALE AND PURCHASE AGREEMENT

CONTENTS
Clause	Page
1.	Interpretation	1

2.	Conditions Precedent	5

3.	Completion	7

4.	Termination	7

5.	Locked Box and Unfunded Accrued Liabilities	9

6.	Warranties	12

7.	Limitations on Warranty Liability	13

8.	Pre-Completion Conduct	15

9.	Further Undertakings	15

10.	Transitional Services	18

11.	Confidentiality	18

12.	Announcements	18

13.	Costs	18

14.	General	18

15.	Entire Agreement	19

16.	Assignment	20

17.	Notices	21

18.	Governing Law	21

19.	Counterparts	22

Schedule 1 Completion obligations		23

Schedule 2 Indemnification and Warranty Claims and Miscellaneous		27

Schedule 3 Warranties		29

Schedule 4 Pre-completion conduct		35

Schedule 5 Transitional Services		37

Schedule 6 Non-Regulatory Condition		42

Schedule 7 Business Assets		45

Schedule 8 Equity Structure		47

Agreed Form Documents:

Announcements
Apidos Data Room Index
Apidos Employees list
Apidos Revised LLC Agreement

Cordatus Data Room Index
Cordatus Employees list
Limited Partnership Agreement
Shareholders Agreement
Consent Agreement between RSO, RCAM and Apidos
Fee agreement between RCAM and Apidos
List of Unsettled Trades
Board Resolutions of GPCo
Entity Name Changes

THIS AGREEMENT is dated 29 December 2011

BETWEEN

(1)	RESOURCE AMERICA, INC., whose registered address is at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112 USA ("RA"); and

(2)	CVC CAPITAL PARTNERS SICAV-FIS S.A., whose registered address is at 30 Avenue Monterey, L-2163 Luxembourg ("CVC").

RECITALS:

This Agreement sets out the basis upon which CVC has agreed to purchase the debt management business Apidos from RA.

1.	INTERPRETATION

1.1	In this Agreement:

"ACA Guarantee" means RA's guarantee to ACA in relation to the performance by Apidos of all its obligations under the Master Assignment Agreement dated 11 April 2008;

"Apidos" means Apidos Capital Management, LLC and/or, as the Agreement may require, the business of the Apidos Group Companies;

"Apidos Data Room" means the virtual data room containing the documents listed on the Apidos Data Room Index;

"Apidos Data Room Index" means the index with that name in the agreed form;

"Apidos Financial Information means the consolidated balance sheet of Apidos as at 30th September 2011 and the consolidated income statement of Apidos for the annual period then ended in respect of the Apidos Group Companies, as contained in the Apidos Data Room;

"Apidos Funds" means each of Apidos CDO I; Apidos CDO II; Apidos CDO III; Apidos CDO IV; Apidos Quattro CDO; Apidos CDO V; Apidos Cinco CDO; Apidos CLO VIII; ACA CLO 2005-1, LTD; ACA CLO 2006-1, LTD; ACA CLO 2006-2, LTD; ACA CLO 2007-1, LTD; Olympic CLO1, LTD; Whitney CLO1, LTD; Sierra CLO II, LTD; Shasta CLO I, LTD; San Gabriel CLO I, LTD; Saratoga (GSC CLO 2007); First American International Bank Managed Account; and Apidos Select Corporate Credit Master Fund, L.P.;

"Apidos Group Companies" means Apidos Capital Management, LLC; Apidos Select Corporate Credit Fund GP, LLC; and Apidos Partners, Inc;

"Apidos Shares" means all of the outstanding membership interests in Apidos, other than in Schedule 1, where "Apidos Shares" means all those interests other than the preferred interests referred to in the amended and restated limited liability company agreement of Apidos in the agreed form;

"Apidos Employees" means the persons whose names are listed in the document in the agreed form with that heading;

"Business Day" means a day other than a Saturday or a Sunday or a public holiday in England or New York;

"Completion" means completion of the transaction contemplated by this Agreement;

"Conditions" means the conditions set out in clause 2;

"Cordatus" means CVC Cordatus Group Limited, in the process of changing its name to CVC Credit Partners Group Limited and/or, as the context may require, the business of the Cordatus Group Companies;

"Cordatus Data Room" means the virtual data room containing the documents listed on the Cordatus Data Room Index;

"Cordatus Data Room Index" means the index with that name in the agreed form;

"Cordatus Employees" means the persons whose names are listed in the document in the agreed form with that heading;

"Cordatus Financial Information" means the balance sheet of the Cordatus Group Companies as at 31 December 2010 and  the profit and loss account of the Cordatus Group Companies for the financial year ended 31 December 2010,  as contained in the Cordatus Data Room;

"Cordatus Funds" means each of Cordatus Loan Fund I, Cordatus Loan Fund II, Cordatus Recovery Partners I, Cordatus Capital Partners;

"Cordatus Group Companies" means CVC Cordatus Group Limited, CVC Cordatus Limited, Cordatus Recovery Partners II General Partner Limited, CVC Cordatus Investment Management Limited and Cordatus CP Investments Limited and Cordatus Mezzanine Partners General Partner Limited (which is intended to be liquidated);

"Cordatus Shares" means all of the ordinary shares issued by CVC Cordatus Group Limited, including, for the avoidance of doubt, any ordinary shares to be issued on conversion of the existing preference shares issued by such company;

"Costs" means losses, damages, payments, costs (including legal costs), liabilities and expenses (including tax), in each case of any nature whatsoever;

"CVC Group Company" means CVC or any entity which is from time to time its direct or indirect subsidiary undertaking other than, as the context requires, a Cordatus Group Company;

"CVC Warranty" means a statement contained in Part B of Schedule 3 and "CVC Warranties" means all those statements;

"CVC Fundamental Warranty Claim" means a claim by CVC under or pursuant to the provisions of clause 6.1 in respect of a Warranty set out in paragraph 1, 2, 3, 5, 6, or 12 of Part A of  Schedule 3;

"CVC General Warranty Claim" means a CVC Warranty Claim other than a CVC Fundamental Warranty Claim;

"CVC Warranty Claim" means a claim by CVC under or pursuant to the provisions of clause 6.1;

"Encumbrance" means a mortgage, charge, pledge, lien, right of first refusal, right of pre-emption, or other encumbrance or security interest of any kind;

"Final Long-Stop Date" means 31 August 2012;

"Force Majeure" means an act or circumstance which is outside the reasonable control of the party affected by it, including act of God, act of government, fire, terrorism or civil unrest;

"GPCo" means a company to be incorporated by CVC in Jersey, which is to be the general partner of the Partnership;

"Key Man Provisions" means the additional termination event, contained in the schedule to the ISDA 1992 Master Agreement, dated 27 September, 2011, between Credit Suisse International and Apidos Select Corporate Credit Master Fund, L.P., which will occur if any two or more of Gretchen L. Bergstresser, Vincent M. Ingato, Oscar K. Anderson or Christopher D. Allen cease to be involved in the day-to-day operations of the Apidos Select Corporate Credit Fund, Ltd. for any reason and have not been replaced by persons acceptable to Credit Suisse International within 30 calendar days;

"Limited Partnership Agreement" means the partnership agreement in the agreed form to be entered into at Completion by CVC, RA and GPCo in respect of the Partnership;

"Managed Account Agreements" means each of the Services Agreement between Apidos Capital Management, LLC and Saratoga Investment Advisors, LLC, dated 9 September 2010; and the Investment Management Agreement between First American International Bank and Apidos Capital Management, LLC, dated 30 June 2010;

"Newco" means a company to be incorporated by CVC in England and Wales, which is to be a shareholder in GPCo and a limited partner in the Partnership;

"Partnership" means the partnership constituted by the Limited Partnership Agreement;

"RA Group Company" means RA or any entity which is from time to time its direct or indirect subsidiary undertaking (other than, as the context requires, an Apidos Group Company);

"RA Warranty" means a statement contained in Part A of Schedule 3 and "RA Warranties" means all of those statements;

"RA Fundamental Warranty Claim" means a claim by RA under or pursuant to the provisions of clause 6.2 in respect of a Warranty set out in paragraph 1, 2, 3, 5, 6, or 12 of Part B of Schedule 3;

"RA General Warranty Claim" means an RA Warranty Claim other than an RA Fundamental Warranty Claim;

"RA Warranty Claim" means a claim by RA under or pursuant to the provisions of clause 6.2;

"Regulatory Long-Stop Date" means 31 May 2012;

"RSO" means Resource Capital Corp.;

"Shareholders Agreement" means the shareholders agreement in the agreed form to be entered into at Completion between CVC, Newco, Resource Financial Fund Management, Inc., and RA in relation to GPCo;

"Sub-Advisory Agreement" means the Services Agreement between Resource Capital Asset Management LLC and Apidos Capital Management, dated 24 February 2011;

"Transactional Documents" means this Agreement, the Shareholders Agreement and the Limited Partnership Agreement and any other document to be entered into between a CVC Group Company and an RA Group Company on the date hereof or at Completion; and

"Warranty" means a statement contained in Schedule 3 and "Warranties" means all those statements.

1.2	In this Agreement, a reference to:

1.2.1
a "subsidiary undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act 2006.  A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

1.2.2
liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.3	a party being liable to another party, or to liability, includes any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4	a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party ;

1.2.5
a statutory provision includes a reference to the statutory provision as modified or re enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.6
a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.7	a "party" includes a reference to that party's successors;

1.2.8	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.9
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.10	times of the day is to London time;

1.2.11	singular includes the plural and vice versa;

1.2.12	"EUR" or "€" means Euro, the lawful currency from time to time of the countries that are members of the European Monetary Union;

1.2.13	"US$" or "$" means United States dollars, the lawful currency of the United States of America; and

1.2.14	"GBP" means pounds sterling, the lawful currency of the United Kingdom.

1.3
The ejusdem generis principle of construction shall not apply to this Agreement.  Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.  Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	The headings in this Agreement do not affect its interpretation.

1.5
A reference in Part A of Schedule 3 to "so far as RA is aware" means the knowledge as at the date of this Agreement of each of Jonathan Cohen, Jeffrey Brotman, Thomas Elliott, Christopher Allen and Gretchen Bergstresser having made reasonable enquiries in relation to matters, facts and circumstances the subject of the RA Warranty.  A reference in Part A of Schedule 3 to "so far as CVC is aware" means the knowledge as at the date of this Agreement of each of Marc Boughton, Jonathan Bowers, Ben Edgar and Trevor Wright having made reasonable enquiries in relation to matters, facts and circumstances the subject of the CVC Warranty.

2.	CONDITIONS PRECEDENT

2.1	Subject to clause 2.4, Completion of the transactions contemplated by this Agreement is conditional upon satisfaction of each of the following conditions:

2.1.1
the UK Financial Services Authority approving unconditionally or approving subject to conditions reasonably acceptable to both parties, or being treated under section 189(6) of the Financial Services and Markets Act 2000 ("FSMA") as having granted approval of, the acquisition of control over CVC Cordatus Limited and CVC Cordatus Investment Management Limited by Newco, the Partnership, GPCo, Resource Financial Fund Management, Inc., RA, and each parent undertaking of RA, such approval, in the case of each such acquisition of control, being effective under s191(1) FSMA for a period ending not earlier than the 10th Business Day after the Regulatory Long-Stop Date. For the purposes of this Condition, "acquisition of control" shall have the meaning given to it in Part XII of FSMA and parent undertaking" is to be construed in accordance with section 420 of FSMA;

2.1.2
the Jersey Financial Services Commission has notified each of Edward E Cohen, Jonathan Z Cohen, Resource America Inc, CVC Holdco and GP Co, that it does not object to that person becoming a principal person or a key person (as those terms are defined in the Financial Services (Jersey) Law 1998 in relation to each of Cordatus Mezzanine Partners General Partner Limited, Cordatus Recovery Partners II General Partner Limited and Cordatus CP Investments Limited;

2.1.3	the unconditional consents set out in Part A of Schedule 6 being received (the "Non-Regulatory Condition"); and

2.1.4	the Sub-Advisory Agreement has not been terminated and no notice to terminate the Sub-Advisory Agreement has been issued (the "Sub-Advisory Condition").

2.2
Both parties shall use all reasonable endeavours to achieve satisfaction of the Conditions listed in clauses 2.1.1 and 2.1.2 (the "Regulatory Conditions") as soon as possible after execution of this Agreement. In the case of each of the Regulatory Conditions, the application to the relevant authority shall be drafted by Clifford Chance LLP ("CC") and shall take account of the reasonable comments of RA and Covington & Burling LLP ("Covington"). The parties shall promptly provide all information required by CC in order to prepare such applications, and to respond to requests for further information from the relevant authority, and shall keep each other informed promptly of any communication from a relevant authority in relation to such applications. Any filing fee payable to a relevant authority in connection with an application to an authority pursuant to this clause shall initially be borne by CVC, but RA shall on request (and whether or not the deal proceeds to Completion) reimburse CVC for 33% of such filing fees paid by CVC and for 33% of CC's costs incurred in connection with the preparation of such applications.

2.3
Both parties shall use all reasonable endeavours to achieve satisfaction of the Non-Regulatory Condition as soon as possible after execution of this Agreement, subject to the terms of Part B of  Schedule 6.

2.4
If by 10am London time on the Regulatory Long-Stop Date the Regulatory Conditions and the Sub-Advisory Condition have been satisfied in full but the Non-Regulatory Condition has not been satisfied in full, then unless the parties agree otherwise in writing, the parties will proceed to Completion on the 10th Business Day after the Regulatory Long-Stop-Date but on the basis that the  price payable pursuant to Schedule 1 shall be reduced in accordance with Part C of Schedule 6, provided that if the aggregate price reduction in accordance with this clause 2.4 (when taken together with any price reduction in clause 8.6) is to be more than $2,500,000, this Agreement will automatically terminate on the Regulatory Long-Stop Date with immediate effect.

2.5
If any of the Regulatory Conditions or the Sub-Advisory Condition has not been satisfied by 10am London time on the Regulatory Long-Stop Date (or such later time and date as both parties may agree in writing) this Agreement shall automatically terminate with immediate effect.

2.6	Any termination of this Agreement pursuant to this clause 2 shall be without prejudice to a party's accrued liability for antecedent breach.

3.	COMPLETION

3.1
Completion will take place at the New York offices of CC on the later of (i) the fifth Business Day after the date on which all of the Conditions have been satisfied and (ii) 28 February 2012, or on the Business Day determined by clauses 2.4 if applicable, or on such other date as may be agreed in writing by the parties.

3.2	At Completion the parties shall do those things respectively required of them in Schedule 1.

3.3
If Completion does not take place because either party (the "defaulting party") fails to comply in all respects with its obligations under Schedule 1, whether or not such failure amounts to a repudiatory breach, the other party (the "non-defaulting party") may by notice to the defaulting party:

3.3.1	proceed to Completion; or

3.3.2	postpone Completion to a Business Day specified by the non-defaulting party, which may not be later than the Final Long Stop Date; or

3.3.3	terminate this Agreement.

3.4
Following Completion this Agreement is incapable of being terminated or rescinded. Subject to clause 4.4, for the avoidance of doubt Completion shall not affect a party's accrued rights in relation to breaches of this Agreement by the other party which have occurred prior to Completion.

4.	TERMINATION

4.1	CVC may by notice terminate this Agreement prior to Completion:

4.1.1
if CVC becomes aware of a breach by RA of any provision of this Agreement, whether or not such breach would amount to a repudiatory breach, provided that, if the breach is a breach of Warranty, CVC reasonably considers that such breach would give rise to claim of more than $5,000,000; or

4.1.2
if CVC becomes aware of any fact, matter or circumstance occurring between the date of this Agreement and Completion which would, if the RA Warranties were to be repeated at any time up to Completion, constitute a breach of Warranty by reference to such time and CVC reasonably considers that such breach would give rise to a claim of more than $5,000,000; or

4.1.3
if CVC becomes aware of any matter, fact or circumstance which it reasonably considers, whether taken on its own or together with any other matter fact or circumstance of which CVC is aware, has or is likely to have a material adverse effect on the condition (financial, legal or business) or prospects of Apidos other than any matter, fact or circumstance relating to, arising out of, resulting from or attributable to any of (or any combination of):

(a)
(A) any change to the global, European or United States of America economy generally, or capital or financial markets generally, including changes in interest or exchange rates; or (B) any change to the global, European or United States of America CLO/CDO market generally, not having a materially disproportionate and adverse effect on the condition (financial, legal or business) or prospects of Apidos, as compared with other participants in the respective CLO/CDO market;

(b)	any changes or prospective changes in applicable law or regulation;

(c)	any hostilities, acts of war, sabotage, terrorism or military action; and

(d)	any change, circumstance, condition, development, effect, event, occurrence or state of facts that is cured by RA prior to Completion; or

4.1.4	in the circumstances set out in clause 3; or

4.1.5	if there is any order of a court or governmental or regulatory authority which prohibits consummation of this Agreement.

4.2	RA may by notice terminate this Agreement prior to Completion:

4.2.1
if RA becomes aware of a breach by CVC of any provision of this Agreement, whether or not such breach would amount to a repudiatory breach, provided that, if the breach is a breach of Warranty, RA reasonably considers that such breach would give rise to a claim of more than $5,000,000; or

4.2.2
if RA becomes aware of any fact matter or circumstance occurring between the date of this Agreement and Completion which would, if the CVC Warranties were to be repeated at any time up to Completion, constitute a breach of Warranty by reference to such time and RA reasonably considers that such breach would give rise to a claim of more than $5,000,000; or

4.2.3
if RA becomes aware of any  matter, fact or circumstance which it reasonably considers, whether taken on its own or together with any other matter, fact or circumstance of which RA is aware, has or is likely to have a material adverse effect on the condition (financial, legal or business) or prospects of Cordatus other than any matter, fact or circumstance relating to, arising out of, resulting from, or attributable to any of (or any combination of) the matters set out in clauses 4.1.3(a) to 4.1.3(d) inclusive, provided that for the purposes of this clause 4.2.3 the references in clause 4.1.3(a) and 4.1.3(d) to "Apidos" and "RA" shall be deemed to be references to "Cordatus" and "CVC", respectively); or

4.2.4	in the circumstances set out in clause 3; or

4.2.5	if there is any order of a court or governmental or regulatory authority which prohibits consummation of this Agreement.

4.3
If this Agreement is terminated pursuant to clause 2, 3 or 4 all the parties' rights and obligations under this Agreement shall cease, other than pursuant to clauses 4.3, 11, 12, 13, 15 and 18, but without prejudice to any liability of a party for antecedent breach.

4.4	If:

4.4.1
CVC becomes entitled to terminate this Agreement pursuant to clause 4.1.1 but proceeds to Completion CVC waives any right to make a claim in respect of the breach giving rise to such termination right but only to the extent that the magnitude of such breach has been fairly disclosed by RA prior to Completion; and

4.4.2
RA becomes entitled to terminate this Agreement pursuant to clause 4.2.1 but proceeds to Completion RA waives any right to make a claim in respect of the breach giving rise to such termination right but only to the extent that the magnitude of such breach has been fairly disclosed by CVC prior to Completion.

5.	LOCKED BOX AND UNFUNDED ACCRUED LIABILITIES

5.1	RA undertakes as follows:

5.1.1	between 30 September 2011 and Completion no costs or expenses in connection with the transactions contemplated by this Agreement will be paid or incurred by the Apidos Group Companies;

5.1.2
as at 1 January 2012 the aggregate of the Apidos Group Companies' (i) freely available cash (which shall be deemed to include any cash which a regulator requires to be held) plus (ii) fee income receivables accrued to that date will be greater than the aggregate of the Apidos Group Companies' (a) indebtedness plus (b) accrued tax liabilities plus (c) all other liabilities, whether to RA Group Companies or otherwise, all at that date. The unsettled trades set out in the agreed form document entitled "Unsettled Trades" shall not be treated as either indebtedness, receivables or liabilities for the purposes of this clause except to the extent that a counterparty has entered into insolvency proceedings or announced an intention to enter into a composition with its creditors generally;

5.1.3
between 1 January 2012 and Completion, the RA Group Companies will only levy charges on the Apidos Group Companies for (i) the services and at the rates set out in Schedule 5 and only in respect of services provided after 1 January 2012 and (ii) for salary and benefits  (excluding, for the avoidance of doubt, bonuses and incentives) at levels previously disclosed in writing to CVC and arising after 1 January 2012 in respect of the Apidos Employees, and employer's portion of payroll taxes in respect thereof. Charges for matters referred to in this clause 5.1.3 may only be levied quarterly in arrears, with payment within 30 days;

5.1.4
all fee income of the Apidos Group Companies which arises or accrues in respect of the period between 1 January 2012 and Completion shall be retained by the Apidos Group Companies, and so, for the avoidance of doubt, it shall not be used to settle liabilities of the Apidos Group Companies which arise in respect of the period prior to 1 January 2012;

5.1.5
between 1 January 2012 and Completion the Apidos Group Companies shall not declare make or pay any dividend or distribution, or make any other payment whatsoever, to any RA Group Company, save only to the extent such payment, dividend or distribution is in respect of (i) fee income of the Apidos Group Companies received in respect of the period prior to 1 January 2012 or (ii) intercompany liabilities accrued as at 1 January 2012; and

5.1.6
at Completion the Apidos Group Companies shall have (i) no net indebtedness, (ii) no liability to taxation except in respect of income profit or gains earned or accrued since 1 January 2012 and (iii) no liabilities to any RA Group Company other than in respect of services supplied since 1 January 2012 in accordance with clause 5.1.3. The unsettled trade liabilities set out in the agreed form document entitled "Unsettled Trades" shall not be treated as indebtedness for the purposes of this clause, except to the extent that a counterparty has entered into insolvency proceedings or announced an intention to enter into a composition with its creditors generally

5.2
If and to the extent that RA settles a liability of the Apidos Group Companies to federal taxation in respect of income, profit or gains earned or accrued since 1 January 2012, the Partnership shall procure that Apidos shall reimburse RA for such amount within 30 days after RA has filed the relevant return (which shall not be prior to 31 December 2012) and certified to the Partnership that such liability has been settled.

5.3
In the event of a breach by RA of any of the undertakings set out in clause 5.1, RA shall on demand made at any time prior to the expiry of 3 months after the publication of the audited accounts of Apidos for the financial year ending 31 December 2012   pay to the Partnership such amount as is needed to remedy such breach, together with interest on such amount calculated on a daily basis from the date of Completion to the date of payment at the rate of Barclays Bank plc base rate from time to time plus 2 per cent. per annum.   The Partnership may enforce the terms of this clause 5.3 subject to and in accordance with the provisions of The Contracts (Rights of Third Parties) Act 1999.

5.4	CVC undertakes as follows:

5.4.1	between 30 September 2011 and Completion no costs or expenses in connection with the transactions contemplated by this Agreement will be paid or incurred by the Cordatus Group Companies;

5.4.2
as at 1 January 2012 the aggregate of the Cordatus Group Companies' (i) freely available cash (which shall be deemed to include any cash which a regulator requires to be held) plus (ii) fee income receivables accrued to that date will be greater than the aggregate of the Cordatus Group Companies' (a) indebtedness plus (b) accrued tax liabilities plus (c) all other liabilities, whether to CVC Group Companies or otherwise, all at that date;

5.4.3
between 1 January 2012 and Completion, the CVC Group Companies will only levy charges on the Cordatus Group Companies for (i) the services and at the rates set out in Schedule 5, and only in respect of services provided after 1 January 2012 and (ii)  for salary and benefits  (excluding, for the avoidance of doubt, bonuses and incentives) at levels previously disclosed in writing to RA and arising after 1 January 2012 in respect of the Cordatus Employees, and employer's NICs in respect thereof. Charges for matters referred to in this clause 5.4.3 may only be levied quarterly in arrears, with payment within 30 days;

5.4.4
all fee income of the Cordatus Group Companies which arises or accrues in respect of the period between 1 January 2012 and Completion shall be retained by the Cordatus Group Companies, and so, for the avoidance of doubt, it shall not be used to settle liabilities of the Cordatus Group Companies which arise in respect of the period prior to 1 January 2012;

5.4.5
between 1 January 2012 and Completion the Cordatus Group Companies shall not declare make or pay any dividend or distribution to any CVC Group Company or make any other payment whatsoever, save only to the extent such payment, dividend or distribution is in respect of (i) fee income of the Cordatus Group Companies received in respect of the period prior to 1 January 2012 or (ii) intercompany liabilities accrued as at 1 January 2012; and

5.4.6
at Completion the Cordatus Group Companies shall have (i) no net indebtedness, (ii) no liability to taxation except in respect of income profit or gains earned or accrued since 1 January 2012 and (iii) no liabilities to any CVC Group Company other than in respect of services supplied since 1 January 2012 in accordance with clause 5.1.3.

5.5
If and to the extent that CVC settles a liability of the Cordatus Group Companies to taxation in respect of income, profit or gains earned or accrued since 1 January 2012, the Partnership shall following Completion reimburse CVC for such amount within 30 days  after CVC has filed the relevant return and certified to the Partnership that such liability has been settled .

5.6
Subject to clause 5.7 in the event of a breach by CVC of any of the undertakings set out in clause 5.4, CVC shall on demand made at any time prior to the expiry of 3 months after the publication of the audited accounts of Cordatus for the financial year ending 31 December 2012 pay to the Partnership such amount as is needed to remedy such breach, together with interest on such amount calculated on a daily basis from the date of Completion to the date of payment at the rate of Barclays Bank plc base rate from time to time plus 2 per cent. per annum.   The Partnership may enforce the terms of this clause 5.6 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

5.7	None of the following shall constitute a breach of the undertakings set out in clause 5.4 or clause 8.2:

5.7.1	the removal of the existing preference shares in CVC Cordatus Group Limited;

5.7.2
the sale by Cordatus Group Companies of Cordatus Investments Limited to a CVC Group Company at original cost plus any accrued note income (with the intention, for the avoidance of doubt, that none of the existing incentives other than currently unallocated incentives for Cordatus Credit Partners will be included in the business of the Partnership);

5.7.3	repayment by the Cordatus Group Companies of any amount of their intercompany balances with the CVC Group Companies;

5.7.4
the proposed transaction between the Cordatus Group Companies and the third party whose name has been disclosed to RA, and the extraction from the Cordatus Group Companies of any incentive arrangements in relation to such transaction;

5.7.5	the liquidation of Cordatus Mezzanine Partners General Partner Limited.

6.	WARRANTIES

6.1	RA warrants to CVC that each RA Warranty is true, accurate and not misleading as at the date of this Agreement.

6.2	CVC warrants to RA that each CVC Warranty is true, accurate and not misleading as at the date of this Agreement.

6.3
Each of RA and CVC undertakes that it will not make any claim against any employee of Apidos or Cordatus (respectively), on whom it may have relied for information in relation to the Warranties, except in the case of fraud.

6.4	Each Warranty is to be construed independently and except where this Agreement provides otherwise, is not limited by any provision of this Agreement or by any other Warranty.

6.5
RA undertakes to notify CVC immediately if it becomes aware of any fact matter or circumstance which constitutes a breach of clause 6.1 or which would cause such a breach if the RA Warranties were to be repeated by reference to the facts, matters and circumstances occurring between the date of this Agreement and Completion.

6.6
CVC undertakes to notify RA immediately if it becomes aware of any fact matter or circumstance which constitutes a breach of clause 6.2 or which would cause such a breach if the CVC Warranties were to be repeated by reference to the facts, matters and circumstances occurring between the date of this Agreement and Completion.

6.7	With effect from Completion:

6.7.1	the benefit of the CVC Warranties shall be assigned by RA to the Partnership;

6.7.2	the benefit of the RA Warranties shall be assigned by CVC to the Partnership;

6.7.3
the Partnership must make any Warranty Claim pursuant to the terms of this Agreement, as if the Partnership had, for the purposes of the RA Warranties, at all times been a party to this Agreement in place of CVC, and, as if the Partnership had, for the purposes of the CVC Warranties, at all times been a party to this Agreement in place of RA;

6.7.4	RA shall not, subject to the terms of the Shareholders Agreement, be able to bring any CVC Warranty Claim;

6.7.5	CVC shall not, subject to the terms of the Shareholders Agreement, be able to bring any RA Warranty Claim;

6.7.6
RA shall perform its obligations in relation to the RA Warranties in every way as if the Partnership had, for the purposes of the RA Warranties, at all times been a party to this Agreement in place of CVC;

6.7.7
CVC shall perform its obligations in relation to the CVC Warranties in every way as if the Partnership had, for the purposes of the CVC Warranties, at all times been a party to this Agreement in place of RA.

The Partnership may enforce the terms of this clause 6.7 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

7.	LIMITATIONS ON WARRANTY LIABILITY

7.1
RA shall not be liable in respect of a CVC Warranty Claim unless and until the amount that would be recoverable (when aggregated with the amount recoverable in respect of any other CVC Warranty Claim) exceeds $500,000, in which event RA shall be liable in respect of the total aggregated amount(s) and not the excess only.

7.2
RA's total liability in respect of CVC Fundamental Warranty Claims shall not exceed $50,000,000.  RA's total liability in respect of CVC General Warranty Claims shall not exceed $5,000,000.  RA's total overall liability in respect of CVC Warranty Claims shall not exceed $50,000,000.

7.3
Any liability of RA in respect of CVC Warranty Claims will be satisfied first by payment in cash for same day value to such account as is notified by CVC to RA for the purpose, up to an amount of $25,000,000.  Thereafter, any liability may at RA's option, as an alternative to cash, be satisfied by the transfer of such number of ordinary shares in GPCo by RA to CVC as is determined by Part C of Schedule 2, together with an equal number of units in the Partnership.

7.4
RA shall not be liable for a CVC Warranty Claim unless CVC has notified RA of the CVC Warranty Claim, stating in reasonable detail the nature of the CVC Warranty Claim and, if practicable, the amount claimed, before the first anniversary of the date of Completion.

7.5	RA shall not be liable for a CVC Warranty Claim to the extent that the matter giving rise to the CVC Warranty Claim:

7.5.1	would not have arisen but for a change in law or regulation happening after Completion; or

7.5.2	is specifically provided for in the Apidos Financial Statements.

7.6
If CVC becomes aware of a claim or action by, or liability to, a third party which gives rise to a CVC Warranty Claim it will give notice to RA as soon as reasonably practicable after becoming aware of the same, shall consult with RA in relation thereto and not admit liability in respect of, or settle, the same without the prior written consent of RA, such consent not to be unreasonably withheld or delayed.

7.7
CVC shall not be liable in respect of an RA Warranty Claim unless and until the amount that would be recoverable (when aggregated with the amount recoverable in respect of any other RA Warranty Claim) exceeds $500,000, in which event CVC shall be liable in respect of the total aggregated amount(s) and not the excess only.

7.8
CVC's total liability in respect of RA Fundamental Warranty Claims shall not exceed $30,000,000.  CVC's total liability in respect of RA General Warranty Claims shall not exceed $5,000,000.  CVC's total overall liability in respect of RA Warranty Claims shall not exceed $30,000,000.

7.9
Any liability of CVC in respect of RA Warranty Claims may be satisfied, at CVC's option, either by payment in cash for same day value to such account as is notified by RA to CVC for the purpose, or by the transfer of such number of ordinary shares in GPCo as is determined by Part C of Schedule 2, together with an equal number of units in the Partnership.

7.10
CVC shall not be liable for an RA Warranty Claim unless RA has notified CVC of the RA Warranty Claim, stating in reasonable detail the nature of the RA Warranty Claim and, if practicable, the amount claimed, before the first anniversary of the date of Completion.

7.11	CVC shall not be liable for an RA Warranty Claim to the extent that the matter giving rise to the RA Warranty Claim:

7.11.1	would not have arisen but for a change in law or regulation happening after Completion; or

7.11.2	is specifically provided for in the Cordatus Financial Statements.

7.12
If RA becomes aware of a claim or action by, or liability to, a third party which gives rise to an RA Warranty Claim it will give notice to CVC as soon as reasonably practicable after becoming aware of the same, shall consult with CVC in relation thereto and not admit liability in respect of, or settle, the same without the prior written consent of CVC, such consent not to be unreasonably withheld or delayed.

7.13	Nothing in this Agreement shall have the effect of limiting a liability of CVC or RA in respect of fraud.

7.14	No party shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

8.	PRE-COMPLETION CONDUCT

8.1	Between the date hereof and Completion RA shall comply, and procure that the Apidos Group Companies comply, with Schedule 4.

8.2
Between the date hereof and Completion CVC shall comply, and procure that the Cordatus Group Companies comply, with Schedule 4, mutatis mutandis, with references to "Apidos" being deemed to be references to "Cordatus" and references to "RA" being deemed to be references to "CVC" and references to "CVC" being deemed to be references to "RA", provided that this clause shall not prevent CVC introducing or amending any CVC incentive scheme or its application to any Cordatus Employee, or taking any of the action listed in clause 5.7.

8.3
RA undertakes that pending Completion it will not, directly or indirectly, solicit interest in, enter into or be involved in any discussion with, or provide any information to, or enter into any agreement (whether or not conditional) with, any potential purchaser other than CVC in relation to a sale of all or part of the membership interests of Apidos or any part of the Apidos business.

8.4
CVC undertakes that pending Completion it will not, directly or indirectly, solicit interest in, enter into or be involved in any discussion with, or provide any information to, or enter into any agreement (whether or not conditional) with, any person other than RA in relation to a sale of all or part of the shares of Cordatus or any part of the Cordatus business (other than disposals of shares held by employees or as part of an internal reorganisation of CVC and disposals listed in clause 5.7).  For the avoidance of doubt this clause shall not apply to any minority investment in CVC or a CVC Group Company by one or more third parties or an issue of shares by CVC or a CVC Group Company in connection with an acquisition.

8.5	RA undertakes that on or before Completion it will:

8.5.1	procure that the assets set out in Schedule 7 will be held by and be under the sole control of an Apidos Group Company free from any Encumbrance, on and from Completion; and

8.5.2	effect the steps set out in Schedule 8.

8.6
Both parties shall use all reasonable endeavours to procure the unconditional consents set out in Part D of Schedule 6 subject to the terms of Part B of Schedule 6.  If at 10am London time on the date when all of the Regulatory Conditions, the Non-Regulatory Condition and the Sub-Advisory Condition are satisfied, the consents set out in Part D of Schedule 6 have not been received, the price payable pursuant to Schedule 1 shall be reduced in accordance with Part C of Schedule 6 provided that if the aggregate price reduction pursuant to this clause 8.6 (when taken together with any price reduction pursuant to clause 2.4) is more than $2,500,000 this Agreement  will immediately terminate on such date.

9.	FURTHER UNDERTAKINGS

9.1	RA undertakes to CVC that:

9.1.1	for a period of three years starting on the date of this Agreement it will not, and will procure that no RA Group Company will, directly or indirectly, solicit, engage or employ any Apidos Employee;

9.1.2
for a period of seven years starting on the date of this Agreement it will, and will procure that the RA Group Companies will, preserve all information relating to Apidos currently in its or their possession, and allow CVC  to have access to the same and to take such copies as CVC may reasonably require, at CVC's cost; and

9.1.3	it will not, and will procure that no RA Group Company will, disclose to any person any confidential information relating to Apidos, other than:

(a)	to its professional advisers to the extent required for the purpose of advising RA in relation to this Agreement; or

(b)	to the extent required by law or any regulatory authority.

9.2
CVC undertakes to RA that for a period of three years starting on the date of this Agreement it will procure that if Marc Boughton or Jonathan Bowers are employees of any CVC Group Company their principal tasks shall be on carrying on the business of (i) until Completion, the Cordatus Group Companies and (ii) starting on Completion, the Partnership and its subsidiary undertakings, subject to Marc Boughton's responsibilities as a board member of CVC. CVC also undertakes to RA that for a period of  three years starting on the date of this Agreement it will not, and will procure that no CVC Group Company will, directly or indirectly, solicit engage or employ any of Gretchen Bergstresser, Chris Allen, Vincent Ingato, Phillip Raciti or Oscar Anderson.

9.3
RA undertakes that, as long as CVC holds an indirect interest of at least 50% in GPCo and RA holds an indirect interest of at least 15% in GPCo, it will procure that no RA Group Company issues, arranges, sponsors, manages or sub-manages a CLO or any other investment vehicle investing predominately in non-investment grade corporate credit.

9.4
CVC undertakes that, as long as CVC holds an indirect interest of at least 50% in GPCo and RA holds an indirect interest of at least 15% in GPCo, it will procure that no CVC Group Company issues, arranges, sponsors, manages or sub-manages a CLO or any other investment vehicle investing predominately in non-investment grade corporate credit.

9.5	Neither clause 9.3 or 9.4 shall prevent or restrict:

9.5.1	any private equity, real estate or infrastructure fund advised or managed by a CVC Group Company or a RA Group Company, or any investee of any such fund, engaging in any debt-related activity;

9.5.2
any alternative investment fund or debt underwriting fund advised or managed by a CVC Group Company or a RA Group Company, or any investee of any such fund, engaging in any debt-related activity, provided that such fund does not invest predominantly in non-investment grade credit;

9.5.3
any CVC Group Company or RA Group Company making an acquisition of a business or entity which issues, manages, arranges, sub-manages or sponsors CLOs or CDOs as a part (but not the largest part) of its business activities;

9.5.4	any business or entity referred to in 9.5.3 above continuing, after the acquisition by a CVC Group Company or RA Group Company, to do anything referred to in this clause 9.4; or

9.5.5
for the avoidance of doubt, an investments in a CLO or other fund (including the purchase of equity tranches) of which  no CVC Group Company or as the case may be RA Group Company is engaged in the management.

9.6
RA undertakes to CVC to indemnify and hold harmless CVC, GPCo and the Partnership and each of its subsidiary undertakings (each an "Indemnity Beneficiary") from and against, and to pay on demand to the Indemnity Beneficiary an amount equal to any and all Costs incurred of suffered by such Indemnity Beneficiary to the extent that such Costs arise from any of the matters listed in Part A of Schedule 2. GPCo and the Partnership and each of such subsidiary undertakings may enforce the terms of this clause 9.6 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

9.7
CVC undertakes to RA to indemnify and hold harmless RA, GPCo and the Partnership and each of its subsidiary undertakings (each an "Indemnity Beneficiary") from and against, and to pay on demand to the Indemnity Beneficiary an amount equal to any and all Costs incurred of suffered by such Indemnity Beneficiary to the extent that such Costs arise from the matter listed in Part B of Schedule 2. GPCo and the Partnership and each of such subsidiary undertakings may enforce the terms of this clause 9.6 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

9.8
RA and CVC shall use their reasonable endeavours (which shall not extend to the provision of a replacement guarantee or other surety from the RA Group or the CVC Group, or the payment of money) to procure that within 60 days of Completion RA is released in full from the ACA Guarantee given by RA in respect of obligations of Apidos Group Companies.  Pending release of the ACA Guarantee, CVC and RA shall procure that the Partnership shall indemnify RA against any and all Costs, caused by an act or omission of an Apidos Group Company, arising after Closing pursuant to the ACA Guarantee

9.9	RA undertakes to use its reasonable endeavours to settle before Completion the trades set out in the document in the agreed form called "Unsettled Trades".

9.10
The amended and restated  Limited Liability Company Agreement of Apidos in the agreed form deals with 75% of the Relevant Incentive Arrangements Income (as defined therein) received by Apidos.  Part D of Schedule 2 shall apply to the remaining 25%.

9.11
For the avoidance of doubt, it is acknowledged that incentive income arising after Completion from transactions with the counterparty with whom Cordatus is currently in discussions, whose name has been disclosed to RA prior to the date hereof, will not form part of the business owned by the Partnership, and CVC may allocate some of those incentives to Cordatus Employees.

9.12	RA undertakes that if any Apidos Employees own shares or share options in RA they will not be cancelled or forfeited as a result of the transaction contemplated by this Agreement.

10.	TRANSITIONAL SERVICES

With effect from Completion, the parties will perform their respective obligations set out in Schedule 5.

11.	CONFIDENTIALITY

11.1	The parties undertake that they shall keep confidential the terms of this Agreement, and not disclose them to any person other than:

11.1.1	to their professional advisers to the extent required for the purpose of advising such party in relation to this Agreement;

11.1.2	to such of the directors, officers and employees of the party or of their respective groups whose function requires them to have such information; and

11.1.3	to the extent required by law or any regulatory authority.

12.	ANNOUNCEMENTS

12.1
Neither party shall make any announcement, before or after Completion, concerning the transactions referred to in this Agreement, other than the announcements in the agreed form, without the prior consent of the other party, other than any announcement required by law or a regulatory authority provided that an announcement in such a case shall only be made, to the extent reasonably practicable, after consultation with and taking into account the reasonable comments of, the other party as to the content of such announcement.  The parties may make, without consent, the announcements in the agreed form or use in announcements the detail set out in such announcements in the agreed form.

13.	COSTS

Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and enforcement of this Agreement and of each document referred to herein.

14.	GENERAL

14.1
A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.   The parties to this Agreement do not require the consent of any person having a right under the Contracts (Rights of Third Parties) Act 1999 to rescind, vary or terminate this Agreement.

14.2
Subject to clauses 5.1, 7.4 and 7.10 the failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3	The parties' rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

14.5
All payments made by the parties under this Agreement shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind other than any deductions or withholding required by law.

14.6
Except as expressly provided in this Agreement (including the Schedules) a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.7
Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the other party for giving full effect to this Agreement.  Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this clause 14.7.

15.	ENTIRE AGREEMENT

In this clause 15, "Representation" means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

15.1
The Transactional Documents constitute the entire agreement between the parties.  They supersede any previous agreements relating to the subject matter of the Transactional Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

15.2	CVC:

15.2.1	agrees that

(a)	no RA Group Company or adviser to RA has made any Representation which is not set out in the Transactional Documents, and

(b)	it has not entered into the Transactional Documents in reliance on any Representation except those set out in the Transactional Documents,

and will not contend to the contrary; and

15.2.2	for the avoidance of doubt agrees that

(a)	no RA Group Company (except RA) or adviser to RA has any liability to CVC for any Representation;

(b)	RA has no liability of any kind to CVC for any Representation except in respect of those set out in the Transactional Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transactional Documents.

15.3	RA:

15.3.1	agrees that

(a)	no CVC Group Company or adviser to CVC has made any Representation which is not set out in the Transactional Documents, and

(b)	it has not entered into the Transactional Documents in reliance on any Representation except those set out in the Transactional Documents,

and will not contend to the contrary; and

15.3.2	for the avoidance of doubt agrees that:

(a)	no CVC Group Company (except CVC) or adviser to CVC has any liability to RA for any Representation,

(b)	CVC has no liability of any kind to RA for any Representation except in respect of those set out in the Transactional Documents, and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transactional Documents.

15.4
Each CVC Group Company, each RA Group Company and advisers to CVC and RA may enforce the terms of this clause 15 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

15.5	Nothing in this clause shall have the effect of limiting any liability arising from fraud.

16.	ASSIGNMENT

16.1
This Agreement is personal to the parties.  Accordingly, neither party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part without the consent of the other party, provided that a party may assign its rights under this Agreement to a wholly-owned subsidiary undertaking on condition that if the assignee ceases to be a wholly-owned subsidiary undertaking of the assignor all such rights will be deemed to be immediately re-assigned to the assignor.

17.	NOTICES

17.1	A notice or other communication under or in connection with this Agreement (a "Notice") shall be:

17.1.1	in writing; and

17.1.2
delivered personally or sent by registered air courier to the party  due to receive the Notice to the address set out in this clause or to an alternative address specified by that party by written notice to the other party.

17.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

17.2.1	delivered personally, when left at the address referred to in clause 17.1.2; and

17.2.2	sent by registered air courier, two Business Days after delivery to the courier;

17.3	The address referred to in clause 17.1.2 is:

17.3.1
in the case of RA, to the address set out at the head of this Agreement, marked for the attention of Jonathan Cohen, copied to Covington & Burling LLP, 265 Strand, London WC2R 1BH marked for the attention of Gregor Frizzell; and

17.3.2
in the case of CVC, to the address set out at the head of this Agreement, marked for the attention of Marc Boughton, copied to CVC Capital Partners Limited, 111 Strand, London WC2R OAG, marked for the attention of Richard Perris.

18.	GOVERNING LAW

18.1
This Agreement (including a dispute relating to its existence, validity or termination) and any non contractual obligation or other matter arising out of or in connection with it are governed by English law.

18.2
The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute")  arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or relating to any non contractual or other obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

18.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

18.4
The parties agree that the documents which start any proceedings relating to a Dispute ("Proceedings") and any other documents required to be served in relation to those Proceedings may be served by delivery in accordance with clause 17 to the following addresses in England:

18.4.1
in the case of RA, to Covington & Burling LLP, 265 Strand, London WC2R 1BH marked for the attention of Gregor Frizzell, copied to Resource America, Inc. to the address set out at the head of this Agreement marked for the attention of Jonathan Cohen; and

18.4.2
in the case of CVC, to CVC Cordatus Investment Management Limited, 111 Strand, London WC2R OAG, marked for the attention of Marc Boughton, copied to CVC Capital Partners Limited, 111 Strand, London, WC2R OAG, marked for the attention of Richard Perris.

These documents may, however, be served in any other manner allowed by law.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

SCHEDULE 1
COMPLETION OBLIGATIONS

1.	INITIAL STEPS

RA shall deliver to CVC:

1.1
evidence in a form reasonably satisfactory to CVC (by way of a certificate of RA or otherwise) of satisfaction of the Regulatory Conditions (in respect of RA Group Company, the Non-Regulatory Condition and the Sub-Advisory Condition;

1.2	certified copy of duly executed by Resource Financial Fund Management, Inc. ("RFFM") amended and restated limited liability company agreement of Apidos, in the agreed form;

1.3	as evidence of the authority of each person executing a document referred to in this Schedule 1 on behalf of a RA Group Company or an Apidos Group Company:

1.3.1
a copy of the minutes of a duly held meeting of the directors of the respective RA Group Company or Apidos Group Company (or a duly constituted committee thereof) authorising the execution by the respective RA Group Company or Apidos Group Company of the document and, where such execution is authorised by a committee of the board of directors of, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

1.3.2	a copy of any power of attorney conferring the authority; and

CVC shall deliver to RA:

1.4	certified copy of the certificate of incorporation for Newco;

1.5	certified copy of the certificate of incorporation for GPCo;

1.6	certified copy of the certificate of registration and original limited partnership agreement for the Partnership;

1.7
evidence in a form reasonably satisfactory to RA that all the issued and outstanding preference shares of no par value in the capital of Cordatus (the "Preference Shares") have been cancelled or converted into ordinary shares and transferred to a CVC Group Company, or otherwise dealt with such that, if they are still in existence, they are no longer held by a person other than a CVC Group Company; and

1.8	as evidence of the authority of each person executing a document referred to in this Schedule 1 on behalf of a CVC Group Company or a Cordatus Group Company:

1.8.1
a copy of the minutes of a duly held meeting of the directors of the respective CVC Group Company or Cordatus Group Company (or a duly constituted committee thereof) authorising the execution by the respective CVC Group Company or Cordatus Group Company of the document and, where such execution is authorised by a committee of the board of directors of, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

1.8.2	a copy of any power of attorney conferring the authority.

1.9	a certified copy of duly executed by CVCCPAL transfer(s) in favour of Newco in respect of the Cordatus Shares; and

1.10
a certified copy of the minutes of a meeting of the board of directors of Cordatus at which the directors vote in favour of the registration of Newco as a member of Cordatus in respect of the Cordatus Shares.

2.	FIRST CONTRIBUTION

2.1	CVC shall deliver to RA:

2.1.1	a certified copy of a duly executed by Newco transfer(s) in favour of the Partnership in respect of all of the outstanding shares in the capital of Cordatus;

2.1.2	a certified copy of a duly executed by Newco, transfer agreement transferring with full title guarantee, free from any Encumbrance, the Cordatus Shares to the Partnership;

2.1.3
a certified copy of the minutes of a meeting of the board of directors of GPCo at which the directors vote in favour of the registration of Newco as a limited partner of the Partnership and issue to Newco of at least 3,300 Units (as defined in and under the Limited Partnership Agreement);

2.1.4	a certified copy of a letter of contribution pursuant to which CVC contributes the Cordatus Shares to the Partnership in return for the issue of Units; and

2.1.5
a certified copy of the minutes of a meeting of the board of directors of Cordatus at which the directors vote in favour of the registration of the Partnership as a member of Cordatus in respect of the Cordatus Shares.

3.	FIRST TRANSFER

3.1	RA shall deliver to CVC:

3.1.1	duly executed by RFFM, transfer agreement transferring with full title guarantee, free from any Encumbrance, the Apidos Shares to Newco and any certificates in respect of such interests;

3.1.2
duly executed releases with effect from Completion of any Apidos Group Company from any indebtedness by way of borrowing or guarantee by an Apidos Group Company in favour of any RA Group Company, including pursuant the Surety and Guaranty Agreement, Guarantor Security Agreement (as amended) and the Amended and Restated Loan and Security Agreement between RA, TD Bank, N.A. and the financial institutions listed on schedule A thereto dated 10 March  2011, as amended on 29 November 2011, in each case in a form reasonably acceptable to CVC;

3.1.3	duly executed by RFFM, deed of assignment and assumption agreement transferring from Newco to RFFM 3,300 Units (as defined in and under the Limited Partnership Agreement) in the Partnership;

3.1.4	evidence in a form reasonably acceptable to CVC of the termination of any cash-pooling arrangement or shared bank account existing between an RA Group Company and an Apidos Company;

3.1.5
agreements duly executed by Apidos  Employees and  "Inside Investors" (meaning RA employees and directors and each of their affiliates) accounting for in aggregate at least 80% of investments made by Apidos Employees and Inside Investors in the Apidos Select Corporate Credit Master Fund ,L.P., that they will not transfer for a period of one year any such investment.

3.2	CVC shall deliver to RA:

3.2.1	evidence in a form reasonably satisfactory to RA (by way of certificate of RA or otherwise) of satisfaction of the Regulatory Condition (in respect of any CVC Company and Cordatus Group Company);

3.2.2	duly executed transfer in favour of RFFM in respect of 3,300 ordinary shares of nil par value in the capital of GPCo; and

3.2.3	duly executed by Newco, deed of assignment and assumption agreement transferring from Newco to RFFM 3,300 Units (as defined in and under the Limited Partnership Agreement) in the Partnership.

3.3
CVC shall pay in cash by transfer of funds for same day value to such account as notified by RA (such account to be notified by RA to CVC at least five Business Days prior to Completion) the amount of $25,000,000.

3.4
RA shall deliver to CVC such information and in such form, in each case, as may be reasonably required by CVC, to commence on Completion operating the payroll for Apidos Employees.  Such information shall be requested by CVC by notice in writing no later than five Business Days prior to Completion.

4.	SECOND CONTRIBUTION

4.1	CVC shall deliver to RA:

4.1.1	a certified copy of a duly executed by Newco, transfer agreement transferring with full title guarantee, free from any Encumbrance, the Apidos Shares to the Partnership;

4.1.2	a certified copy of duly executed by Newco transfer(s) in favour of the Partnership in respect of the Apidos Shares;

4.1.3
a certified copy of the minutes of a meeting of the board of directors of GPCo at which the directors vote in favour of the registration of the issue to Newco of such number of Units (as defined in and under the Limited Partnership Agreement) as will result in Newco holding 6,600 Units in aggregate (following the issue of Units in accordance with paragraph 2.1.3 and 2.1.4 and subsequent transfer by Newco of Units in accordance with paragraph 3.1.4); and

4.1.4
a certified copy of a letter of contribution pursuant to which CVC contributes the Apidos Shares to the Partnership in return for the issue of Units as set out in paragraph 4.1.3 and the exit of any initial limited partner.

5.	FINAL STEPS

5.1	RA shall deliver to CVC:

5.1.1	duly executed by RFFM, the Limited Partnership Agreement; and

5.1.2	duly executed by RA and RFFM, the Shareholders Agreement.

5.2	CVC shall deliver to RA:

5.2.1	duly executed by Newco, the Limited Partnership Agreement; and

5.2.2	duly executed by CVC and Newco, the Shareholders Agreement.

5.3	RA and CVC shall, in so far as they are able, exercise their rights as shareholders in GPCo, to procure that GPCo shall (to extent not already done):

5.3.1	appoint each of Marc Boughton and Fred Watt (with Iain Parham as his alternate director) to its board as CVC Investor Directors;

5.3.2	appoint Jonathan Cohen to its board as a RA Investor Director;

5.3.3	appoint Douglas MacCabe and another Jersey resident director, as may be agreed by the parties, to its board as Independent Directors;

5.3.4	appoint Jonathan Cohen as the Chairman;

5.3.5	adopt the Articles of Association (as defined in and under the Shareholders' Agreement);

5.3.6	procure that each of its subsidiary undertakings changes its name as set out in the document headed "Entity Name Changes", in the agreed form; and

5.3.7	hold a meeting of its board of directors to approve the board resolutions of GPCo in the agreed form.

A reference in this Schedule to a certified copy shall mean a copy of the original document certified as a true copy of the original by a director or secretary of the relevant party.  Any requirement in this Schedule to deliver minutes of a meeting of directors or shareholders may be satisfied by delivery of written resolutions having the same effect.

SCHEDULE 2
INDEMNIFICATION AND WARRANTY CLAIMS AND MISCELLANEOUS

[Omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and/or will be furnished supplementally to the Securities and Exchange Commission upon request.]

SCHEDULE 3
WARRANTIES

PART A – RA WARRANTIES

1.	Capacity and authority

1.1	RA has the right, power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and each Transactional Document.

1.2	RA's obligations under this Agreement and each other Transactional Document are, or when the document is executed will be, enforceable in accordance with their terms.

2.	Ownership

2.1
The sole legal and beneficial owner of the Apidos Shares is Resource Financial Fund Management, Inc., which is indirectly wholly-owned by RA. The Apidos Shares comprise the only shares allotted by Apidos. Except for the guarantees from Apidos and Apidos Partners Inc to TD Bank, which will be released at Completion, there is no Encumbrance over the Apidos Shares, and there is no obligation to create an Encumbrance over the Apidos Shares.

2.2
There is no obligation requiring the creation, allotment, transfer or redemption, or the grant to any person of any right (conditional or otherwise) to require the allotment, transfer or redemption of any membership or other equity interests of Apidos, including any option or right of pre-emption or conversion.

2.3
Apidos has no interest in the capital of any corporate body other than the Apidos Group Companies. The entire share capital of each Apidos Group Company is legally and beneficially owned by Apidos or by another Apidos Group Company.

2.4	There is no Encumbrance over the shares in any Apidos Group Company, and there is no obligation to create an Encumbrance over the same.

2.5
There is no obligation requiring the creation, allotment, transfer or redemption, or the grant to any person of any right (conditional or otherwise) to require the allotment, transfer or redemption of any share in the capital of any Apidos Group Company, including any option or right of pre-emption or conversion.

3.	Funds

3.1	The Apidos Data Room contains true and complete copies of each material document in relation to the Apidos Funds.

3.2	No document relating to an Apidos Fund contains a change of control or key man provision other than as specifically identified in the Apidos Data Room.

3.3
No Apidos Group Company has breached any provision of any document relating to an Apidos Fund, and no notice has been received by any of them or by any member of the RA Group alleging any such breach.  Each Apidos Group Company and each Apidos Fund conducts its business in accordance with the Tax policies set out in the documents relating to the applicable Apidos Fund.

3.4
Save as disclosed in Part C of the Apidos Data Room no Apidos Group Company has entered into any commitment, or mandate or engagement letter with any third party in relation to any future fund-raising.

3.5	No Apidos Group Company has entered into any advisory, management or fee agreement with any third party in relation to an Apidos Fund, except as contained in the Apidos Data Room.

4.	Litigation

No Apidos Group Company is a party to any civil or criminal litigation or arbitration, none is pending or has been threatened in writing by or against an Apidos Group Company and so far as RA is aware there are no facts or circumstances which might be reasonably likely to give rise to any of the same.

5.	Compliance with laws and regulations

The Apidos Group Companies conduct their business in all material respects in accordance with all applicable laws and regulations. So far as RA is aware, save as disclosed in Part S of the Apidos Data Room, there is no regulatory investigation or proceeding threatened or pending and so far as RA is aware there are no facts or circumstances which might be reasonably likely to give rise to any of the same.

6.	Financial Information

The Apidos Financial Information has been prepared on a consistent basis in accordance with US GAAP and presents fairly in all material respects the financial condition and results of operations of the Apidos Group Companies as at 30 September 2011 and for the annual period then ended.

7.	Changes

Since 30 September 2011 there has been no material adverse change in the financial position of the Apidos Group Companies.

8.	Employees

8.1
At Completion the only employees of the Apidos Group Companies will be the Apidos Employees, minus anyone on that list who has resigned or whose employment has been terminated with the consent of CVC, plus anyone who has been hired with the consent of CVC   or with total potential annual remuneration of less than $100,000.

8.2	The terms of employment of the Apidos Employees, including notice periods, entitlement to remuneration, benefits and incentive payments, have been accurately disclosed in writing to CVC.

8.3	Save as disclosed in Part K of the Apidos Data Room, no Apidos Group Company has any liability under a pension arrangement or other benefit plan.

8.4
Save in respect of the agreement with LMG disclosed in Part D of the Apidos Data Room no person other than an Apidos Employee has any entitlement to an incentive or commission or performance payment (howsoever described) from an Apidos Group Company).

9.	Agreements with RA

The Apidos Data Room contains true and complete copies of all agreements between an Apidos Group Company and any RA Group Company.

10.	Real Estate

No Apidos Group Company uses or has any ownership or tenant interest in any real estate other than the offices located at 712 Fifth Avenue, 12th Floor, New York, NY 10019.

11.	Divestments and Acquisitions

No Apidos Group Company has any ongoing liability in relation to any payment obligations or any representations warranties, undertakings or indemnities or given by them in respect of divestments or acquisitions made by them, except as specifically identified in the Apidos Data Room. In relation to the aforesaid, no claims have been made, no claim is pending or threatened, and, so far as RA is aware, there are no facts or circumstances which might be reasonably likely to give rise to such a claim.

12.	Other Business

The Apidos Group Companies do not carry on any business activity other than in respect of the Apidos Funds, and have no liabilities under any document or agreement which is not contained in the Apidos Data Room, which is individually more than $5,000, or in aggregate with any such other liabilities under any document or agreement which is not contained in the Apidos Data Room, more than $50,000.

PART B – CVC WARRANTIES

1.	Capacity and authority

1.1	CVC has the right, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each Transactional Document.

1.2	CVC's obligations under this Agreement and each other transactional Document are, or when the document is executed will be, enforceable in accordance with their terms.

2.	Ownership

2.1
The sole legal and beneficial owner of the Cordatus Shares is CVC Capital Partners Advisory Company Limited, which is indirectly wholly-owned by CVC. The Cordatus Shares comprise the only shares allotted by Cordatus (other than the preference shares referred to in Schedule 1). There is no Encumbrance over the Cordatus Shares, and there is no obligation to create an Encumbrance over the Cordatus Shares.

2.2
There is no obligation requiring the creation, allotment, transfer or redemption, or the grant to any person of any right (conditional or otherwise) to require the allotment, transfer or redemption of any share in the capital of Cordatus (other than the preference shares referred to in Schedule 1), including any option or right of pre-emption or conversion.

2.3
Cordatus has no interest in the capital of any corporate body other than the Cordatus Group Companies and CVC Cordatus Investments Limited. The entire share capital of each Cordatus Group Company is legally and beneficially owned by Cordatus or by another Cordatus Group Company.

2.4	There is no Encumbrance over the shares in any Cordatus Group Company, and there is no obligation to create an Encumbrance over the same.

2.5
There is no obligation requiring the creation, allotment, transfer or redemption, or the grant to any person of any right (conditional or otherwise) to require the allotment, transfer or redemption of any share in the capital of any  Cordatus Group Company, including any option or right of pre-emption or conversion.

3.	Funds

3.1	The Cordatus Data Room contains true and complete copies of each material document in relation to the Cordatus Funds.

3.2	No document relating to a Cordatus Fund contains a change of control or key man provision other than as disclosed in writing to RA.

3.3
No Cordatus Group Company has breached any provision of any document relating to a Cordatus Fund, and no notice has been received by any of them or by any member of the CVC Group alleging any such breach.

3.4
No Cordatus Group Company has entered into any commitment, or mandate or engagement letter with any third party in relation to any future fund-raising, other than as disclosed in Part Z of the Cordatus Data Room.

3.5	No Cordatus Group Company has entered into any advisory, management or fee agreement with any third party in relation to a Cordatus Fund, except as contained in the Cordatus Data Room.

4.	Litigation

No Cordatus Group Company is involved in any civil or criminal litigation or arbitration, none is pending or threatened by or against a Cordatus Group Company and so far as CVC are aware there are no facts or circumstances which might be reasonably likely to give rise to any of the same.

5.	Compliance with laws and regulations

The Cordatus Group Companies conduct their business in accordance with all applicable laws and regulations. So far as CVC is aware, there is no regulatory investigation or proceeding threatened or pending and so far as CVC is aware there are no facts or circumstances which might give rise to any of the same.

6.	Financial Information

The Cordatus Financial Information has been prepared on a consistent basis in accordance with UK GAAP and gives a true and fair view of the state of affairs of the Cordatus Group Companies as at 31 December 2010 and of their profits and losses for the financial period then ended.

7.	Changes

7.1	Since 31 December 2010 there has been no material adverse change in the financial position of the Cordatus Group Companies.

8.	Employees

8.1
At Completion the only employees of the Cordatus Group Companies will be the Cordatus Employees, minus anyone on that list who has resigned or whose employment has been terminated, plus anyone who has been hired with the consent of RA or with total potential annual remuneration of less than $100,000.

8.2	The terms of employment of the Cordatus Employees, including notice periods entitlement to remuneration, benefits and incentive payments, have been accurately disclosed to RA.

8.3	No Cordatus Group Company has any liability under a pension arrangement or other benefit plan.

8.4
No person other than a Cordatus Employee has any entitlement to an incentive or commission or performance payment (howsoever described) from a Cordatus Group Company, other than the holders of preference shares in Cordatus), other than as disclosed in Part Z of the Cordatus Data Room.

9.	Agreements with CVC

The Cordatus Data Room contains true and complete copies of all agreements between a Cordatus Group Company and a member of the CVC Group.

10.	Real Estate

No Cordatus Group Company uses or has any ownership or tenant interest in any real estate other than the space used at 111 Strand, London, WC2R OAG.

11.	Divestments and Acquisitions

No Cordatus Group Company has any ongoing liability in relation to any payment obligations or any representations warranties, undertakings or indemnities given by them in respect of divestments or acquisitions made by them, except as specifically identified in the Cordatus Data Room. In relation to the aforesaid, no claims have been made, no claim is pending or threatened, and so far as CVC are aware there are no facts or circumstances which might be reasonably likely to give rise to such a claim.

12.	Other Business and other Liabilities

The Cordatus Group Companies do not carry on any business activity other than in respect of the Cordatus Funds, and have no liabilities pursuant to any document or agreement which is not contained in the Cordatus Data Room, which is individually more than $5,000, or in aggregate with any such other liabilities under any document or agreement which is not contained in the Cordatus Data Room, more than $50,000.

SCHEDULE 4
PRE-COMPLETION CONDUCT

RA will procure that no Apidos Group Company shall do any of the following without the prior written consent of CVC, provided that no consent shall be required for the matters listed in the agreed form document entitled "Pre-Approved Matters".  In respect of matters listed in paragraphs 12 and 16 CVC's consent shall not be unreasonably withheld or delayed; for the avoidance of doubt, CVC will not be deemed to be unreasonable in withholding or delaying its consent if the economics of a new Apidos CLO/CDO are less beneficial to Apidos than Apidos CLO VIII:

1.
alter its share capital or grant any right which is referable to its share capital (other than the creation of preferred membership interests in Apidos as set out in the Apidos membership agreement in the agreed form and their allotment to an RA Group Company);

2.	pay or make a dividend or other distribution, save to the extent permitted by clause 5;

3.	pay a management fee to any member of the RA Group, save to the extent permitted by clause 5;

4.	enter into or vary the terms of any transaction or agreement with any member of the RA Group;

5.	create any Encumbrance;

6.	acquire an interest in the share capital of any corporate body;

7.	dispose of any interest in the shares of any Apidos Group Company;

8.	enter into a partnership with any person;

9.	hire or terminate any employee with potential annual remuneration greater than $250,000;

10.	amend the terms of employment or incentive arrangements of any Apidos Employee; with potential annual remuneration greater than $250,000;

11.
amend any of the agreements in the Apidos Data Room relating to the Apidos Funds, or the RSO Consent Agreement, the Fee Agreement between RCAM and Apidos, or the Amended and Restated Membership Agreement relating to Apidos (the latter three all being dated on or around the date of this agreement);

12.	mandate or engage any third party relating to a future CLO/CDO/fund;

13.	resign or otherwise vote, consent to or take any other action to terminate or otherwise remove Apidos as manager or service provider under any of the Apidos Funds;

14.	take any action or give any notice or direction that would result in the termination of the replenishment period of any Apidos Fund;

15.
take any action to initiate, assist, solicit, receive, negotiate, participate in, facilitate, encourage or otherwise seek to procure the early redemption or cancellation of the securities of any Apidos Fund in any way whether in connection with a refinancing or otherwise;

16.	enter into any commitment in respect of a new CLO/CDO/fund;

17.	commence any litigation where the amount in dispute is (or potential costs may be) greater than $100,000; or

18.	enter into any new trade, on its own account, of any corporate credit.

SCHEDULE 5
TRANSITIONAL SERVICES

PART A– OBLIGATIONS

1.	The Services

1.1
CVC will provide, or will procure the provision of, the services described in column 1 of Part B of this Schedule 5 (the "CVC Services") to the Cordatus Group Companies and to any other entity which becomes a subsidiary undertaking of Cordatus whilst the CVC Services are provided.

1.2
RA will provide, or will procure the provision of, the services described in column 1 of Part C of this Schedule 5 (the "RA Services" and together with the CVC Services, the "Services") to the Apidos Group Companies and to any other entity which becomes a subsidiary undertaking of Apidos whilst the RA Services are being provided.

1.3
CVC and RA shall perform the CVC Services and RA Services, respectively, to at least the same standard and with the same scope as the relevant Service was provided to the Cordatus Group Companies, or as the case may be, the Apidos Group Companies in the 12 months prior to the date of this Agreement and to a standard no worse than the standard to which such Service is provided to any CVC Group Company or as the case may be any RA Group Company.

2.	Payment

2.1	The prices payable for the Services are set out in Part B and Part C of this Schedule 5.

2.2
CVC and RA shall invoice Cordatus and Apidos respectively quarterly in arrears.  Invoices will be payable to CVC within 30 days  and to RA within 60 days of the date of the invoice, provided that (i) if there is no working capital facility provided to Cordatus by CVC then the payment time to CVC shall be within 180 days of the date of invoice; (ii) the payment time to RA may be extended to up to 180 days if necessary for the Group's working capital purposes and iii) the payment time to RA shall be 30 days if RA provides or procures the provision of a working capital facility to Apidos.

2.3
Every three months the parties will meet to discuss the prices for the Services. If the cost to a party of providing the Services has changed by 10 per cent. or more from the amount for which it is being paid under this Schedule, or if Cordatus or Apidos have terminated a material proportion of the Services pursuant to paragraph 3 or 4, the parties shall discuss in good faith whether or not the prices should be amended.  For the avoidance of doubt, in the absence of any revised agreement, the prices set out in this Schedule shall continue to apply, subject to clause 3.2.

3.	Duration

3.1	Subject to paragraph 3.2, each Service will be provided for the period, beginning from Completion and ending on 30 June 2013.

3.2
GPCo may elect to terminate the provision of any Service early (in whole or in part) by delivery of at least one month's notice in writing to CVC or as the case may to RA, provided that any early termination of the use by GPCo of the premises set out in paragraph 3.3 shall be subject to notice requirement as set out in that paragraph.  In the event of the termination of any Service, the price payable shall be reduced if and to the extent that CVC or as the case may be RA no longer has out-of pocket costs to incur as a result thereof.

3.3
GPCo may by delivery of 6 month's prior notice terminate its use by the Apidos Group companies of premises leased by RA pursuant to a lease between RA and 712 Fifth Avenue, L.P., dated 19 March 2010 (as amended).  On termination of its occupation of the premises, GPCo and the Apidos Group Company will have no liability for any amount payable by RA under the lease or letter of comfort granted or other security granted in connection with the lease.

4.	Force Majeure

4.1	If a party ("Affected Party") is prevented, hindered or delayed from or in performing any of its obligations under this Schedule by Force Majeure:

4.1.1	the Affected Party's obligations under this Schedule are suspended while the Force Majeure continues and to the extent that it is prevented, hindered or delayed;

4.1.2
as soon as reasonably possible after the start of the Force Majeure the Affected Party shall notify the other parties in writing of the Force Majeure, the date on which the Force Majeure started and the effects of the Force Majeure on its ability to perform its obligations under this Schedule;

4.1.3	the Affected Party shall use its reasonable endeavours to mitigate the effects of the Force Majeure on the performance of its obligations under this Schedule;

4.1.4	the parties will discuss in good faith how the price for the Services payable to the Affected Party shall be reduced in respect of the affected period; and

4.1.5
as soon as reasonably possible after the end of the Force Majeure  the Affected Party shall notify the other Party in writing that the Force Majeure has ended and resume performance of its obligations under this Agreement.

4.2	If the Force Majeure continues for more than 3 months, Cordatus or as the case may be Apidos may terminate the relevant Service giving not less than 10 days' written notice to the relevant provider.

5.	Liability

5.1	No party shall have any liability to a recipient of a Service for:

5.1.1	loss of profit, goodwill, business opportunity or anticipated saving suffered by the recipient in connection with the Services; or

5.1.2	any indirect or consequential loss or damage,

provided that the parties acknowledge that the information technology systems are a material component of the business to be carried on by the Partnership and its subsidiaries.  The parties acknowledge and agree that any failure to have in place reasonable procedures and systems to back-up information technology systems and data will be likely to lead to material economic loss to the Partnership and its subsidiaries.

5.2
The aggregate liability of each of CVC and RA in relation to the provision of the CVC Services or as the case may be the RA Services whether in contract, tort (including negligence) or otherwise shall not exceed $1,000,000.

5.3	Nothing in this paragraph 5 shall limit any party's liability for death or personal injury resulting from negligence, or for wilful failure to comply with its obligations under this Schedule.

6.	Third party consents

6.1
CVC and RA shall at their own cost and expense obtain and maintain any consent or approval from a third party which is necessary for the provision of the CVC Services and the RA Services respectively, including the use of any software. If  for any reason CVC or RA fails to obtain the  requisite consent from the relevant third party  and is therefore unable to provide the relevant Service, then CVC or as the case may be RA shall pay to Cordatus or Apidos, as the case may be, then RA will pay to Apidos, in each case such amount as is necessary for  Cordatus or Apidos to obtain directly from a third party, for itself and for its subsidiary undertakings, that service which it would have had under this Schedule, and the parties shall discuss in good faith how the price payable to CVC or as the case may be RA shall be reduced to take account of the failure to provide the relevant Service.

6.2	Regulatory

Each party shall co-operate fully with any inspection of the Services by a regulatory authority, and shall maintain all records generated by the party's group in connection with the provision of the Services in such manner and to such standard as may reasonably be required by the relevant recipients so as to enable the recipients to comply with applicable laws and regulations.

7.	Termination indemnity

If on termination of a Service, whether on expiry or as a result of early termination in accordance with this Schedule, the employment of any employee of the RA Group or the CVC Group  who was engaged in the provision of the Services is transferred to a recipient of the Service pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, or any analogous legislation or regulations, then RA or as the case may be CVC will indemnify the relevant recipient of the Service for any cost incurred by them or by their respective subsidiary undertakings as a result thereof, including the cost of termination of such employment.

8.	Benefit

Each recipient of a Service may enforce the terms of this Schedule subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

PART B – CVC SERVICES

(1)	(3)

Service	Price
Legal, compliance accounting and taxation	EUR276,000

Premises

Rent	GBP240,168

Leasehold improvements	GBP35,748

Information Technology

Core IT	GBP144,000

Aggregate price: EUR69,000 and GBP 104,979 per quarter

PART C – RA SERVICES

(1)	(2)	(3)

Service	Duration	Price ($)

Legal and compliance		88,000

Accounting and taxation		250,000

Premises

Rent		295,000

Operating Expenses		60,000

Information Technology

Core IT		65,000

Intex Subscription		150,000

Bloomberg Subscription		110,000

Aggregate price $254,500 per quarter.

SCHEDULE 6
NON-REGULATORY CONDITION

[Omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and/or will be furnished supplementally to the Securities and Exchange Commission upon request.]

SCHEDULE 7
BUSINESS ASSETS

Systems

User	Computer Name	Model	Service Tag	CPU	Memory

Amilano	r1863-gtodisco	Precision 490	DC45YF1	Xenon E5320	3.2GB

Dtomea	r1587-dtomea	Optiplex 745	GWQ03D1	Intel Core2 660	2GB

Eballantine	r2196-eballanti	Optiplex 780	82JJ9P1	Intel Core2 E8400	4GB

Fmanivel	r2198-fmanivel	Optiplex 780	43G9BP1	Intel Core2 E8400	4GB

Fcolen	r2205-fcolen	Optiplex 780	HKJBDP1	Intel Core2 E8400	4GB

Gbergstresser	r1837-gbergstre	Precision 390	3GS2CD1	Intel Core2 Quad 2.40	3.5GB

Jpatrickakos	r2183-jpatrick	Optiplex 780	9D4HQN1	Intel Core2 E8400	4GB

Jsughrue	r2181-jsughrue	Optiplex 780	7RQ0NN1	Intel Core2 E8400	4GB

Komeara	komeara	Optiplex 780	JM02WN1	Intel Core2 E8400	4GB

Mdragonetti	mdragoneti-apd	Optiplex 780	GXR8JN1	Intel Core2 E8400	4GB

Oanderson	r2219-oanderson	Optiplex 790	2PCL0R1	Intel Core i5-2400	4GB

Praciti	r2192-praciti	Optiplex 780	74LBNN1	Intel Core2 E8400	4GB

Rstevens	r1829-restevens	Optiplex 745	7YNSXC1	Intel Core2 6600	2GB

Smazin	r1151-smazin	Precision 390	BWX2D81	Pentium 4	3GB

Vingato	r2216-vingato	Optiplex 790	8V6XHQ1	Intel Core i5-2400	4GB

Software

Microsoft Windows XP
Microsoft Windows 7
Microsoft Office 2003
Microsoft Office 2007
Apidos Creditdatabase
FCS Compliance
Adobe Acrobat Professional 8
Adobe Acrobat Professional 9
Bloomberg
Wall Street Office Compliance Modules with respect to each of the CLOs managed by Apidos

Assets

Desks	19
Chairs	17
Computers	19
Monitors	38
Printers	4
Phones	20
Drawers	19
Large cabinets	5
Conference table	1
Televisions	2

Intangibles

Logo
Brand name
ApidosCapital.com
Apidoscapitalmanagement.com
Apidoseurope.com

Records

Physical print-outs and reports from due diligence with regard to loan assets.

Others

POS Number	User	Vendor	Type of Service
212-203-8042	Oscar Anderson	T-Mobile	Blackberry
215-495-8591	Chris Allen	T-Mobile	Blackberry
267-315-3089	Phil Raciti	Verizon	Blackberry
267-467-6766	Justin Sughrue	T-Mobile	Blackberry
267-516-0113	Gretchen Bergstresser	Verizon	Data Card
267-516-0391	Chris Allen	Verizon	Data Card
646-338-7096	Fred Colen	T-Mobile	Blackberry
917-551-0541	Kevin Omeara	T-Mobile	Blackberry
917-582-1264	Eric Ballantine	T-Mobile	Blackberry
917-612-0273	Chris Allen	Verizon	Data Card-USB Stick
917-686-0142	Vincent Ingato	Verizon	Blackberry
917-710-8746	Michelle Dragonetti	Verizon	Blackberry

SCHEDULE 8
EQUITY STRUCTURE

1.	RA will incorporate a new company in Delaware ("RA Equityco"), which has two classes of shares, A shares and B shares.

2.
On or before Completion, RA will transfer the subordinated notes which are the subject of the Apidos II Equity Retention Requirements to RA Equityco, in exchange for the issue of shares. On Completion, RA will transfer to the Partnership all issued and outstanding A shares.  The B shares will remain held by RA. RA Equityco will be a special purpose vehicle with no business other than the ownership of the relevant subordinated notes

3.
The A shares will give the Partnership the right to appoint a majority of the board of directors of Equityco, but carry no right to income or capital and have no votes on anything other than appointment of a director.

4.	The B shares will carry all the rights to income and capital and all the voting rights (except re appointments of directors).

5.	The Partnership, RA and RA Equityco will enter into an agreement on terms reasonably satisfactory to CVC providing that, for as long as RA holds an indirect interest of at least 10% in GPCo:

5.1	the subordinated notes which are the subject of the Apidos II Equity Retention Requirements will not be transferred without the consent of the Partnership;

5.2	the subordinated notes which are the subject of the Apidos II Equity Retention Requirements will be voted upon instructions from the Partnership and will not otherwise be voted without Apidos consent;

5.3	RA will not transfer its shares in RA Equityco;

5.4	RA Equityco will not be wound up; and

5.5	RA will not use any other subordinated notes it holds in Apidos II to terminate the relevant CLO, other than for cause.

6.	In this Schedule 8:

6.1
"Apidos II Equity Retention Requirement" means the commitment set out in the relevant Offering Memorandum that  Apidos and/or its affiliates will retain, for so long as it or an affiliate acts as manager of Apidos CDO II, at least $2,000,000 of the equity securities issued by the related issuer at closing for the term of the related securities.

EXECUTED BY THE PARTIES

Signed by                                                                           )
Duly authorised signatory                                                    )
for and on behalf of                                                            )
CVC CAPITAL PARTNERS SICAV-FIS S.A.             )

Signed by                                                                           )
Duly authorised signatory                                                    )
for and on behalf of                                                            )
RESOURCE AMERICA, INC.                                     )